Exhibit 99.1

For more information:
Bill Day
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CULLEN/FROST BANKERS ANNOUNCES
RETIREMENT OF TWO DIRECTORS

SAN ANTONIO, Jan. 29, 2018 - The board of directors of Cullen/Frost Bankers, Inc. announced that directors Ruben M. Escobedo and R. Denny Alexander have notified the board of their decision to retire from the board and not to stand for re-election to the board when their terms expire at Cullen/Frost’s annual meeting of shareholders in April.

Escobedo joined the Frost Bank board in 1993 and the Cullen/Frost board in 1996 and serves as the Chairman of Cullen/Frost's Audit Committee. He is also a member of the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. Alexander joined the board in 1998 after the company’s acquisition of Overton Bancshares Inc. He serves on the Wealth Advisors Committee of Frost Bank and has also served on the Strategic Planning Committee.

“We’re grateful for the leadership and service provided by Ruben and Denny,” said Phil Green, Cullen/Frost Chairman and CEO. “They have both played integral roles in Frost’s growth over the past two decades. I want to personally thank them and recognize their leadership through their tenure and their contribution to our company’s success.”

About Frost:
Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $31.7 billion in assets at Dec. 31, 2017. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.